Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE
July 27, 2009	Media contacts:
Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Reports Revenue Growth and Continued

Improvement in Cash Flow in 2Q

Consumer Sales Remain Strong as Verizon Adds High Volumes of New FiOS

TV and Internet Customers, and More Than 1.1 Million Wireless Customers

2Q 2009 HIGHLIGHTS

Consolidated Earnings

•	52 cents in EPS and 63 cents in adjusted EPS (non-GAAP), compared with 2Q 2008 EPS of 66 cents and 67 cents, respectively.

Wireless

•	87.7 million total customers, up 27.7 percent; 85.2 million retail customers, up 27.8 percent; 1.1 million net customer additions, excluding acquisitions and adjustments, all retail.

•

27.7 percent increase in total revenues; industry-leading retail postpaid churn, 1.01 percent; data revenues up 52.6 percent; 28.8 percent operating income margin and 46.3 percent EBITDA margin on service revenues (non-GAAP).

•	Integration of Alltel operations on schedule.

Wireline

•	300,000 net new FiOS TV customers and a record 303,000 net new FiOS Internet customers, for a total of 2.5 million FiOS TV customers and 3.1 million FiOS Internet customers.

•	13.7 percent increase in consumer ARPU.

•	3.0 percent increase in strategic business services revenues.

Verizon News Release, page 2

NEW YORK — Verizon Communications Inc. (NYSE:VZ) reported today that consumer demand for the company’s wireless, broadband and video products in the second quarter 2009 showed resilience despite the U.S. recession, as the company added a high number of new FiOS customers and posted another strong quarter of wireless growth. Verizon continued to generate improved cash flow and, in the midst of a challenging environment for business sales, the company continued to grow consolidated revenues.

Verizon reported diluted earnings per share (EPS) of 52 cents in the second quarter 2009, compared with 66 cents per share in the second quarter 2008. On an adjusted basis (non-GAAP), second-quarter 2009 earnings were 63 cents per share, compared with second-quarter 2008 earnings of 67 cents per share.

Verizon’s total operating revenues grew 11.3 percent to $26.9 billion, compared with the second quarter 2008, including revenues from Alltel Corporation, which was acquired in January 2009. On a pro forma basis (determined by consolidating the operating results of Verizon and the former Alltel as though the acquisition had occurred on Jan. 1, 2008), operating revenue growth was 1.9 percent.

Cash flows from operations totaled $14.1 billion for the first six months of 2009, up 11.9 percent, or $1.5 billion, over the same period last year. With capital expenditures totaling $8.1 billion in the first half of 2009, free cash flow (cash flows from operations minus capital expenditures) totaled $6.0 billion, up $1.8 billion from the first half of 2008.

New Levels of FiOS Success

“Verizon posted continued strong wireless revenue growth and new levels of sales success with FiOS in the second quarter,” said Verizon Chairman and CEO Ivan Seidenberg.

Verizon News Release, page 3

“This resilience in consumer demand for our wireless, broadband and video products has again produced overall revenue growth despite cyclical impacts, especially in business markets. Verizon’s continued strong cash flow reflects the exceptional focus and disciplined execution across our business.”

Continued Strong, Profitable Wireless Growth

Verizon Wireless delivered sustained high margins and solid net customer additions. In the second quarter 2009:

•

Wireless retail (non-wholesale) gross customer additions were up 26.0 percent over the second quarter of 2008. On a pro forma basis, retail gross customer additions were down slightly, by 0.6 percent, due in part to fewer additions in the business market.

•

Verizon Wireless had 87.7 million customers at the end of the quarter, an increase of 27.7 percent year over year and 7.9 percent on a pro forma basis. Verizon Wireless is the largest wireless company in the U.S. in terms of total customers and revenues.

•

The company also has the most retail customers of any U.S. wireless provider and continued to grow its high-quality base, adding a net of 1.1 million retail customers in the quarter, for a total of 85.2 million retail customers.

•

Verizon Wireless continued to lead the industry in customer loyalty, as measured by total churn and retail post-paid churn. Both improved over the first quarter 2009, to 1.37 percent and 1.01 percent, respectively.

•

Revenues totaled $15.5 billion, up 27.7 percent year over year and up 7.6 percent on a pro forma basis. Service revenues were $13.3 billion, up 27.2 percent year over year and up 9.0 percent on a pro forma basis, as demand continued to grow for data services. Data revenue grew to $3.9 billion, up 52.6 percent and up 33.2 percent on a pro forma basis.

Verizon News Release, page 4

•

Service ARPU (average monthly service revenue per user) decreased 0.8 percent year over year to $51.10. On a pro forma basis, service ARPU was up 0.6 percent. Total data ARPU was $14.96, up 18.9 percent year over year and up 22.8 percent on a pro forma basis.

•

Wireless operating income margin, adjusted for acquisition-related charges and integration costs, was 28.8 percent, up 20 basis points year over year and up 70 basis points on a pro forma basis. Adjusted on the same basis, EBITDA (earnings before interest, taxes, depreciation and amortization) margin on service revenues was 46.3 percent, an increase of 70 basis points year over year and 10 basis points on a pro forma basis.

•	The integration of Alltel operations remains on schedule, with nearly half of the customers acquired in the Alltel merger converted to the Verizon Wireless billing system as of mid-July.

Wireline Highlighted by Growth in Consumer Markets

Verizon’s Wireline segment reported continued strong growth in the number of new customers of fiber-optic-based FiOS Internet and FiOS TV services, and continued increased revenues from enterprise strategic services. In the second quarter:

•

Verizon added 303,000 net new FiOS Internet customers, a record number for the second consecutive quarter. By the end of the second quarter, the company had 3.1 million FiOS Internet customers, an increase of 56.1 percent compared with June 30, 2008.

•

FiOS Internet sales penetration (sales as a percentage of potential customers) increased to 28.1 percent, compared with 23.5 percent at June 30, 2008. FiOS Internet was available for sale to 11.0 million premises by the end of the quarter.

Verizon News Release, page 5

•	Verizon added 300,000 net new FiOS TV customers. The company had 2.5 million FiOS TV customers by the end of the quarter, an increase of 82.1 percent compared with June 30, 2008.

•	FiOS TV sales penetration increased to 24.6 percent, compared with 19.7 percent as of June 30, 2008. FiOS TV service was available for sale to 10.3 million premises by the end of the quarter.

•

Consumer broadband and video revenues in wireline mass markets (which include both consumer and small-business customers) totaled more than $1.3 billion in the second quarter 2009 -- representing growth of 31.5 percent compared with the second quarter 2008. This increase contributed to 2.0 percent revenue growth in consumer markets served by Verizon’s wireline network.

•	Revenue growth from broadband and video services boosted consumer ARPU to $72.59 in the second quarter 2009, a 13.7 percent increase year over year. FiOS ARPU remained strong at more than $135.

•

Sales of strategic business services -- such as IP (Internet protocol), managed services, Ethernet and security solutions -- generated $1.5 billion in revenue in the quarter, up 3.0 percent from the second quarter 2008.

Details of Earnings Adjustments

Adjusted earnings in the second quarter 2009 excluded 11 cents per share in special items: 9 cents in severance, pension and benefit charges in connection with pension settlements related to previously announced force reductions, and 2 cents for merger integration costs and acquisition-related charges primarily in connection with the Alltel acquisition. Second-quarter

Verizon News Release, page 6

2008 adjusted earnings excluded 1 cent in merger integration costs in connection with the acquisition of MCI in 2006.

Additional Highlights

Wireless

•	At the end of the second quarter 2009, retail customers (postpaid and prepaid) represented 97 percent of the company’s customer base.

•

Verizon Wireless continued to lead the industry in cost efficiency. Monthly cash expense per customer (non-GAAP) increased slightly in the second quarter 2009 to $27.42, from $27.35 in the comparable period in 2008 on a pro forma basis.

•	In the second quarter, data revenues grew to 29.3 percent of all service revenues, up from 24.0 percent in the second quarter 2008 on a pro forma basis.

•	Verizon Wireless continued to extend the reach of its broadband network, the nation’s largest and most reliable 3G (third generation) network, which now covers approximately 284 million people.

•

Verizon Wireless is on schedule to offer the first commercial LTE-based service in the U.S. in 2010, having released an initial set of technical specifications for devices to run on its LTE 4G (Long Term Evolution, fourth generation) network in April and hosted a Web conference for device developers in May. On Tuesday, July 28, Verizon Wireless will host a Verizon Developer Community conference and webcast to facilitate application development for use on the Verizon Wireless 3G and 4G networks.

•

Verizon Wireless introduced the MiFi 2200 Intelligent Mobile Hotspot and the HP Mini 1151NR Netbook during the second quarter. The MiFi 2200 lets customers create a personal Wi-Fi cloud to share access to the Verizon Wireless high-speed 3G network with up to five Wi-Fi enabled devices, such as notebooks, netbooks and gaming devices. With the HP Mini Netbook, customers can access the Internet, use e-mail and browse the Web in the U.S. and more than 175 destinations worldwide. Earlier this month, Verizon Wireless launched the highly anticipated global BlackBerry Tour, the latest in the company’s portfolio of 3G smartphones.

•

During the second quarter, Verizon Wireless customers sent or received nearly 146 billion text messages. Customers also sent more than 2.5 billion picture/video messages and completed 40 million music and video downloads during the quarter.

Wireline

•

Wireline’s total second-quarter operating revenues were $11.5 billion, a decline of 5.2 percent compared with the second quarter 2008. A 0.2 percent increase in mass market revenues was offset by declines in global enterprise, global wholesale and other services.

Verizon News Release, page 7

•

Broadband connections totaled 9.1 million in the second quarter, a 9.4 percent increase year over year and a net increase of 186,000 from the first quarter 2009. This includes a decrease of 117,000 DSL-based Verizon High Speed Internet connections from the first quarter, which was more than offset by the 303,000 increase in FiOS Internet customers.

•

Over the past year, Verizon has added more than 1.1 million FiOS TV customers and expanded the availability of FiOS “triple-play” bundles of voice, Internet and TV services by approximately 46 percent. By the end of the second quarter, FiOS triple-play bundles were available to 10.3 million premises of the approximately 32 million households in Verizon’s wireline network footprint, compared with 7.0 million premises at the end of the second quarter 2008.

•

Verizon’s FiOS network passed an additional 650,000 premises in the second quarter. As of the end of the quarter, the FiOS network passed 13.8 million premises, or approximately 43 percent of households in Verizon’s wireline network footprint.

•

Verizon Business, which serves large-business and government customers worldwide, enhanced its IP-based strategic services, rolling out a “cloud-based” Computing as a Service solution and managed remote backup and restore services, as well as cloud-based network-management, monitoring and reporting tools. The company also added new global professional consulting services aimed at optimizing application performance and securing corporate data, and unveiled integrated IP service packages designed specifically for mid-market customers.

•

During the quarter, Verizon installed 26 Private IP edge switches for a total of 705 across 59 countries. It also expanded its global mesh networks, completed 1,488 miles of ultra-long-haul network in Europe, expanded remote access services to India and had suppliers begin laying cable for the 15,000-kilometer (9,000-mile) Europe India Gateway submarine cable.

•

New agreements with multinational customers included The Bank of New York Mellon and Siemens Enterprise Communications. Verizon Business also signed new contracts with several U.S. government agencies, including an agreement with the U.S. Department of Health and Human Services valued at up to $245 million.

Notes: Comparisons are year over year unless otherwise noted. See the accompanying schedules and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this news release. Reclassifications of prior-period amounts have been made in accordance with the adoption of the accounting standard on noncontrolling interests in consolidated financial statements and, where appropriate, to reflect comparable operating results for the spinoff of the Wireline segment’s non-strategic local exchange and related business assets in Maine, New Hampshire and Vermont in the first quarter of 2008. Unless stated otherwise, segment results shown are adjusted for special items.

Verizon News Release, page 8

Verizon Communications Inc. (NYSE:VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving more than 87 million customers nationwide. Verizon’s Wireline operations provide converged communications, information and entertainment services over the nation’s most advanced fiber-optic network. Wireline also includes Verizon Business, which delivers innovative and seamless business solutions to customers around the world. A Dow 30 company, Verizon employs a diverse workforce of more than 235,000 and last year generated consolidated operating revenues of more than $97 billion. For more information, visit www.verizon.com.

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VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high-quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This news release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the effects of adverse conditions in the U.S. and international economies; the effects of competition in our markets; materially adverse changes in labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; the effect of material changes in available technology; any disruption of our suppliers’ provisioning of critical products or services; significant increases in benefit plan costs or lower investment returns on plan assets; the impact of natural or man-made disasters or existing or future litigation and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets impacting the cost, including interest rates, and/or availability of financing; any changes in the regulatory environments in which we operate, including any loss of or inability to renew wireless licenses, and the final results of federal and state regulatory proceedings and judicial review of those results; the timing, scope and financial impact of our deployment of fiber-to-the-premises broadband technology; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; our ability to complete acquisitions and dispositions; our ability to successfully integrate Alltel Corporation into Verizon Wireless’ business and achieve anticipated benefits of the acquisition; and the inability to implement our business strategies.

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 6/30/09	3 Mos. Ended 6/30/08	% Change	6 Mos. Ended 6/30/09	6 Mos. Ended 6/30/08	% Change

Operating Revenues	$26,861	$24,124	11.3	$53,452	$47,957	11.5

Operating Expenses
Cost of services and sales	10,481	9,466	10.7	20,789	18,983	9.5
Selling, general & administrative expense	7,871	6,528	20.6	15,432	12,929	19.4
Depreciation and amortization expense	4,091	3,584	14.1	8,119	7,166	13.3

Total Operating Expenses	22,443	19,578	14.6	44,340	39,078	13.5

Operating Income	4,418	4,546	(2.8)	9,112	8,879	2.6
Equity in earnings of unconsolidated businesses	128	150	(14.7)	256	247	3.6
Other income and (expense), net	11	92	(88.0)	64	115	(44.3)
Interest expense	(787)	(403)	95.3	(1,712)	(862)	98.6

Income Before Provision for Income Taxes	3,770	4,385	(14.0)	7,720	8,379	(7.9)
Provision for income taxes	(610)	(981)	(37.8)	(1,350)	(1,926)	(29.9)

Net income	$3,160	$3,404	(7.2)	$6,370	$6,453	(1.3)

Net income attributable to noncontrolling interest	1,677	1,522	10.2	3,242	2,929	10.7
Net income attributable to Verizon	1,483	1,882	(21.2)	3,128	3,524	(11.2)

Net Income	$3,160	$3,404	(7.2)	$6,370	$6,453	(1.3)

Basic Earnings per Common Share
Net income attributable to Verizon	$.52	$.66	(21.2)	$1.10	$1.23	(10.6)

Weighted average number of common shares (in millions)	2,841	2,850		2,841	2,856

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$.52	$.66	(21.2)	$1.10	$1.23	(10.6)

Weighted average number of common shares-assuming dilution (in millions)	2,841	2,851		2,841	2,858

Footnotes:

(1)	Diluted Earnings per Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.

Verizon Communications Inc.

Condensed Consolidated Statements of Income Before Special Items

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 6/30/09	3 Mos. Ended 6/30/08	% Change	6 Mos. Ended 6/30/09	6 Mos. Ended 6/30/08	% Change

Operating Revenues (1)
Domestic Wireless	$15,480	$12,118	27.7	$30,602	$23,787	28.7
Wireline	11,488	12,113	(5.2)	23,055	24,139	(4.5)
Other	(107)	(107)	*	(205)	(227)	(9.7)

Total Operating Revenues	26,861	24,124	11.3	53,452	47,699	12.1

Operating Expenses (1)
Cost of services and sales	10,457	9,458	10.6	20,704	18,853	9.8
Selling, general & administrative expense	7,389	6,500	13.7	14,810	12,737	16.3
Depreciation and amortization expense	4,000	3,584	11.6	7,983	7,106	12.3

Total Operating Expenses	21,846	19,542	11.8	43,497	38,696	12.4

Operating Income	5,015	4,582	9.5	9,955	9,003	10.6
Operating income impact of divested operations (1)	—	—	—	—	44	(100.0)
Equity in earnings of unconsolidated businesses	128	150	(14.7)	256	247	3.6
Other income and (expense), net	11	92	(88.0)	66	115	(42.6)
Interest expense	(740)	(403)	83.6	(1,457)	(862)	69.0

Income Before Provision for Income Taxes	4,414	4,421	(0.2)	8,820	8,547	3.2
Provision for income taxes	(905)	(995)	(9.0)	(1,822)	(1,973)	(7.7)

Net Income Before Special Items	$3,509	$3,426	2.4	$6,998	$6,574	6.4

Net income attributable to noncontrolling interest	1,713	1,522	12.5	3,411	2,929	16.5
Net income attributable to Verizon	1,796	1,904	(5.7)	3,587	3,645	(1.6)

Net Income Before Special Items	$3,509	$3,426	2.4	$6,998	$6,574	6.4

Basic Adjusted Earnings per Common Share
Net income attributable to Verizon	$.63	$.67	(6.0)	$1.26	$1.28	(1.6)

Weighted average number of common shares (in millions)	2,841	2,850		2,841	2,856

Diluted Adjusted Earnings per Common Share (2)
Net income attributable to Verizon	$.63	$.67	(6.0)	$1.26	$1.28	(1.6)

Weighted average number of common shares-assuming dilution (in millions)	2,841	2,851		2,841	2,858

Footnotes:

(1)     Reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results for the spin-off of the wireline segment’s non-strategic local exchange and related business assets in Maine, New Hampshire and Vermont in the first quarter of 2008. Reclassifications were determined using specific information where available and allocations where data is not maintained on a state-specific basis within the Company’s books and records as follows:

Revenues	$ —	$ —	$ —	$ 258
Expenses	$ —	$ —	$ —	$ 214

(2) Diluted Earnings per Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.

* Not meaningful

Verizon Communications Inc.

Condensed Consolidated Statements of Income – Reconciliations

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	3 Mos. Ended 6/30/09 Reported (GAAP)	Merger Integration Costs	Acquisition Related Charges	Severance, Pension and Benefit Charges	3 Mos. Ended 6/30/09 Before Special Items

Operating Revenues	$26,861	$—	$—	$—	$26,861

Operating Expenses
Cost of services and sales	10,481	(24)	—	—	10,457
Selling, general & administrative expense	7,871	(66)	—	(416)	7,389
Depreciation and amortization expense	4,091	(91)	—	—	4,000

Total Operating Expenses	22,443	(181)	—	(416)	21,846

Operating Income	4,418	181	—	416	5,015
Equity in earnings of unconsolidated businesses	128	—	—	—	128
Other income and (expense), net	11	—	—	—	11
Interest expense	(787)	—	47	—	(740)

Income Before Provision for Income Taxes	3,770	181	47	416	4,414
Provision for income taxes	(610)	(91)	(41)	(163)	(905)

Net income	$3,160	$90	$6	$253	$3,509

Net income attributable to noncontrolling interest	1,677	38	(2)	—	1,713
Net income attributable to Verizon	1,483	52	8	253	1,796

Net income	$3,160	$90	$6	$253	$3,509

Basic Earnings per Common Share (1)
Net income attributable to Verizon	$.52	$.02	$—	$.09	$.63

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$.52	$.02	$—	$.09	$.63

(dollars in millions, except per share amounts)

		Special and Non- Recurring Items
Unaudited	3 Mos. Ended 6/30/08 Reported (GAAP)	Merger Integration Costs	3 Mos. Ended 6/30/08 Before Special Items

Operating Revenues	$24,124	$—	$24,124

Operating Expenses
Cost of services and sales	9,466	(8)	9,458
Selling, general & administrative expense	6,528	(28)	6,500
Depreciation and amortization expense	3,584	—	3,584

Total Operating Expenses	19,578	(36)	19,542

Operating Income	4,546	36	4,582
Equity in earnings of unconsolidated businesses	150	—	150
Other income and (expense), net	92	—	92
Interest expense	(403)	—	(403)

Income Before Provision for Income Taxes	4,385	36	4,421
Provision for income taxes	(981)	(14)	(995)

Net income	$3,404	$22	$3,426

Net income attributable to noncontrolling interest	1,522	—	1,522
Net income attributable to Verizon	1,882	22	1,904

Net income	$3,404	$22	$3,426

Basic Earnings per Common Share (1)
Net income attributable to Verizon	$.66	$.01	$.67

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$.66	$.01	$.67

Footnote:

(1)	EPS totals may not add due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures.

Verizon Communications Inc.

Condensed Consolidated Statements of Income – Reconciliations

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	6 Mos. Ended 6/30/09 Reported (GAAP)	Merger Integration Costs	Acquisition Related Charges	Severance, Pension and Benefit Charges	6 Mos. Ended 6/30/09 Before Special Items

Operating Revenues	$53,452	$—	$—	$—	$53,452

Operating Expenses
Cost of services and sales	20,789	(85)	—	—	20,704
Selling, general & administrative expense	15,432	(118)	(88)	(416)	14,810
Depreciation and amortization expense	8,119	(136)	—	—	7,983

Total Operating Expenses	44,340	(339)	(88)	(416)	43,497

Operating Income	9,112	339	88	416	9,955
Equity in earnings of unconsolidated businesses	256	—	—	—	256
Other income and (expense), net	64	—	2	—	66
Interest expense	(1,712)	—	255	—	(1,457)

Income Before Provision for Income Taxes	7,720	339	345	416	8,820
Provision for income taxes	(1,350)	(155)	(154)	(163)	(1,822)

Net income	$6,370	$184	$191	$253	$6,998

Net income attributable to noncontrolling interest	3,242	82	87	—	3,411
Net income attributable to Verizon	3,128	102	104	253	3,587

Net income	$6,370	$184	$191	$253	$6,998

Basic Earnings per Common Share (1)	$1.10	$.03	$.04	$.09	$1.26
Net income attributable to Verizon

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$1.10	$.03	$.04	$.09	$1.26

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	6 Mos. Ended 6/30/08 Reported (GAAP)	Merger Integration Costs	Access Line Spin-Off Related Charges	Impact of Divested Operations	6 Mos. Ended 6/30/08 Before Special Items

Operating Revenues	$47,957	$—	$—	$(258)	$47,699

Operating Expenses
Cost of services and sales	18,983	(13)	(16)	(101)	18,853
Selling, general & administrative expense	12,929	(52)	(87)	(53)	12,737
Depreciation and amortization expense	7,166	—	—	(60)	7,106

Total Operating Expenses	39,078	(65)	(103)	(214)	38,696

Operating Income	8,879	65	103	(44)	9,003
Operating income impact of divested operations	—	—	—	44	44
Equity in earnings of unconsolidated businesses	247	—	—	—	247
Other income and (expense), net	115	—	—	—	115
Interest expense	(862)	—	—	—	(862)

Income Before Provision for Income Taxes	8,379	65	103	—	8,547
Provision for income taxes	(1,926)	(25)	(22)	—	(1,973)

Net income	$6,453	$40	$81	$—	$6,574

Net income attributable to noncontrolling interest	2,929	—	—	—	2,929
Net income attributable to Verizon	3,524	40	81	—	3,645

Net income	$6,453	$40	$81	$—	$6,574

Basic Earnings per Common Share (1)
Net income attributable to Verizon	$1.23	$.01	$.03	$—	$1.28

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$1.23	$.01	$.03	$—	$1.28

Footnote:

(1)	EPS totals may not add due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures.

Verizon Communications Inc.

Selected Financial and Operating Statistics

(dollars in millions, except per share amounts)

Unaudited			6/30/09	6/30/08

Debt to debt and Verizon’s equity ratio-end of period (1)			60.3%	45.9%

Book value per common share (1)			$15.02	$17.87

Common shares outstanding (in millions)
End of period			2,841	2,848

Total employees			235,326	228,633

Unaudited	3 Mos. Ended 6/30/09	3 Mos. Ended 6/30/08	6 Mos. Ended 6/30/09	6 Mos. Ended 6/30/08

Capital expenditures (including capitalized software)
Domestic Wireless	$1,783	$1,528	$3,334	$3,250
Wireline	2,338	2,456	4,341	4,835
Other	266	193	419	312

Total	$4,387	$4,177	$8,094	$8,397

Cash dividends declared per common share	$.46	$.43	$.92	$.86

Footnote:

(1)	Calculations are based on the equity position attributable to Verizon, which excludes noncontrolling interests.

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

Unaudited	6/30/09	12/31/08	$ Change

Assets
Current assets
Cash and cash equivalents	$820	$9,782	$(8,962)
Short-term investments	360	509	(149)
Accounts receivable, net	12,170	11,703	467
Inventories	2,775	2,092	683
Prepaid expenses and other	5,339	1,989	3,350

Total current assets	21,464	26,075	(4,611)

Plant, property and equipment	224,150	215,605	8,545
Less accumulated depreciation	133,848	129,059	4,789

	90,302	86,546	3,756

Investments in unconsolidated businesses	3,513	3,393	120
Wireless licenses	71,708	61,974	9,734
Goodwill	22,189	6,035	16,154
Other intangible assets, net	7,232	5,199	2,033
Other investments	—	4,781	(4,781)
Other assets	8,591	8,349	242

Total Assets	$224,999	$202,352	$22,647

Liabilities and Equity
Current liabilities
Debt maturing within one year	$5,440	$4,993	$447
Accounts payable and accrued liabilities	14,685	13,814	871
Other	6,243	7,099	(856)

Total current liabilities	26,368	25,906	462

Long-term debt	59,469	46,959	12,510
Employee benefit obligations	32,162	32,512	(350)
Deferred income taxes	17,737	11,769	5,968
Other liabilities	6,442	6,301	141

Equity
Common stock	297	297	—
Contributed capital	40,102	40,291	(189)
Reinvested earnings	19,765	19,250	515
Accumulated other comprehensive loss	(12,742)	(13,372)	630
Common stock in treasury, at cost	(4,836)	(4,839)	3
Deferred compensation - employee stock ownership plans and other	86	79	7
Noncontrolling interest	40,149	37,199	2,950

Total equity	82,821	78,905	3,916

Total Liabilities and Equity	$224,999	$202,352	$22,647

The unaudited consolidated balance sheets are based on preliminary information.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	6 Mos. Ended 6/30/09	6 Mos. Ended 6/30/08	$ Change

Cash Flows From Operating Activities
Net income	$6,370	$6,453	$(83)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	8,119	7,166	953
Employee retirement benefits	1,420	808	612
Deferred income taxes	1,296	1,774	(478)
Provision for uncollectible accounts	643	494	149
Equity in earnings of unconsolidated businesses, net of dividends received	173	507	(334)
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(2,070)	(2,309)	239
Other, net	(1,814)	(2,258)	444

Net cash provided by operating activities	14,137	12,635	1,502

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(8,094)	(8,397)	303
Acquisitions of licenses, investments and businesses, net of cash acquired	(5,367)	(14,493)	9,126
Net change in short-term investments	119	736	(617)
Other, net	64	(114)	178

Net cash used in investing activities	(13,278)	(22,268)	8,990

Cash Flows From Financing Activities
Proceeds from long-term borrowings	12,040	8,144	3,896
Repayments of long-term borrowings and capital lease obligations	(18,173)	(1,849)	(16,324)
Increase (decrease) in short-term obligations, excluding current maturities	(103)	6,929	(7,032)
Dividends paid	(2,614)	(2,464)	(150)
Proceeds from sale of common stock	—	15	(15)
Purchase of common stock for treasury	—	(1,117)	1,117
Other, net	(971)	(596)	(375)

Net cash provided by (used in) financing activities	(9,821)	9,062	(18,883)

Decrease in cash and cash equivalents	(8,962)	(571)	(8,391)
Cash and cash equivalents, beginning of period	9,782	1,153	8,629

Cash and cash equivalents, end of period	$820	$582	$238

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/09	3 Mos. Ended 6/30/08	% Change	6 Mos. Ended 6/30/09	6 Mos. Ended 6/30/08	% Change

Revenues
Service revenues	$13,349	$10,492	27.2	$26,424	$20,637	28.0
Equipment and other	2,131	1,626	31.1	4,178	3,150	32.6

Total Revenues	15,480	12,118	27.7	30,602	23,787	28.7

Operating Expenses
Cost of services and sales	4,825	3,744	28.9	9,485	7,329	29.4
Selling, general & administrative expense	4,469	3,588	24.6	8,911	7,117	25.2
Depreciation and amortization expense	1,727	1,323	30.5	3,476	2,623	32.5

Total Operating Expenses	11,021	8,655	27.3	21,872	17,069	28.1

Operating Income	$4,459	$3,463	28.8	$8,730	$6,718	29.9
Operating Income Margin	28.8%	28.6%		28.5%	28.2%

Verizon Communications Inc.

Verizon Wireless – Selected Operating Statistics

(numbers in thousands)

Unaudited				6/30/09	6/30/08	% Change

Total Customers				87,694	68,681	27.7
Retail Customers				85,240	66,680	27.8

Unaudited	3 Mos. Ended 6/30/09	3 Mos. Ended 6/30/08	% Change	6 Mos. Ended 6/30/09	6 Mos. Ended 6/30/08	% Change

Total Customer net adds in period (1)	1,142	1,503	(24.0)	15,638	2,974	*
Retail Customer net adds in period (2)	1,145	1,494	(23.4)	15,219	2,945	*
Total churn rate	1.37%	1.12%		1.42%	1.16%
Retail churn rate	1.36%	1.11%		1.41%	1.15%

Footnotes:

(1)	Includes acquisitions and adjustments of 46 customers in second quarter of 2008; and 13,219 customers in the first quarter of 2009.

(2)	Includes acquisitions and adjustments of 46 customers in second quarter of 2008; and 12,813 customers in the first quarter of 2009.

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision maker excludes these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/09	3 Mos. Ended 6/30/08	% Change	6 Mos. Ended 6/30/09	6 Mos. Ended 6/30/08	% Change

Wireline Operating Revenues (1)
Mass Markets	$4,959	$4,947	0.2	$9,883	$9,839	0.4
Global Enterprise	3,704	3,972	(6.7)	7,447	7,848	(5.1)
Global Wholesale	2,409	2,605	(7.5)	4,798	5,237	(8.4)
Other	416	589	(29.4)	927	1,215	(23.7)

Total Operating Revenues	11,488	12,113	(5.2)	23,055	24,139	(4.5)

Operating Expenses (1)
Cost of services and sales	5,947	5,997	(0.8)	11,842	12,078	(2.0)
Selling, general & administrative expense	2,726	2,808	(2.9)	5,492	5,504	(0.2)
Depreciation and amortization expense	2,260	2,245	0.7	4,475	4,454	0.5

Total Operating Expenses	10,933	11,050	(1.1)	21,809	22,036	(1.0)

Operating Income	$555	$1,063	(47.8)	$1,246	$2,103	(40.8)
Operating Income Margin	4.8%	8.8%		5.4%	8.7%

Verizon Communications Inc.

Wireline – Selected Operating Statistics

	(numbers in thousands)

Unaudited	6/30/09	6/30/08	% Change

Switched access lines in service
Total Residence (includes Primary residence)	19,655	22,416	(12.3)
Primary residence	17,165	19,113	(10.2)

Business	14,444	15,395	(6.2)
Public	214	273	(21.6)

Total	34,313	38,084	(9.9)

Broadband connections	9,111	8,330	9.4
FIOS Internet Subscribers	3,082	1,974	56.1
FIOS TV Subscribers	2,517	1,382	82.1

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company's chief decision maker excludes these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

(1)	Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Other Reconciliations – Free Cash Flow

	(dollars in millions)

Unaudited	6 Mos. Ended 6/30/09	6 Mos. Ended 6/30/08

Verizon Free Cash Flow

Net cash provided by operating activities	$14,137	$12,635
Less: Capital expenditures	8,094	8,397

Free Cash Flow	$6,043	$4,238

Other Reconciliations – Verizon Wireless
	(dollars in millions)

Unaudited	3 Mos. Ended 6/30/09	3 Mos. Ended 6/30/08	3 Mos. Ended 6/30/08 (1)

Segment operating income:
Verizon Wireless	$4,459	$3,463	$4,041
Wireline	555	1,063	1,063

Total segments	5,014	4,526	5,104
Corporate and other	1	56	57

Consolidated operating income	$5,015	$4,582	$5,161

Verizon Wireless EBITDA
Operating income	$4,459	$3,463	$4,041
Add depreciation and amortization expense	1,727	1,323	1,612

Verizon Wireless EBITDA	$6,186	$4,786	$5,653

Verizon Wireless total revenues	$15,480	$12,118	$14,382

Verizon Wireless service revenues	$13,349	$10,492	$12,242

Verizon Wireless operating income margin	28.8%	28.6%	28.1%

Verizon Wireless EBITDA service revenues margin	46.3%	45.6%	46.2%

(dollars in millions, except Cash Expense per Customer)

Unaudited	3 Mos. Ended 6/30/09	3 Mos. Ended 6/30/08 (1)

Verizon Wireless Cash Expense Per Customer
Domestic Wireless cost of services and sales	$4,825	$4,375
Domestic Wireless selling, general & administrative expense	4,469	4,354
Less: Equipment and other revenue	2,131	2,140

Cash expense	$7,163	$6,589

Cumulative average customer (millions)	261.24	240.90

Cash expense per customer	$27.42	$27.35

(1)	The unaudited pro forma information contains the actual combined operating results of Verizon and Alltel Corporation (Alltel), with the results as of January 1, 2008 adjusted to include the pro forma impact of the elimination of transactions between Verizon and Alltel; conforming adjustments consisting primarily of reclassifications between service revenue and equipment and other revenue, as well as between cost of service and selling, general and administrative expenses to conform with Verizon’s classification of these items in its statement of income; the elimination of management fees paid by Alltel to its former owners for ongoing consulting and management advisory services; and the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation.

Verizon Communications Inc.

Other Reconciliations –

Combined Pro Forma Selected Financial Results

For the Year Ended December 31, 2008

		(dollars in millions)

	Historical	Pro Forma
Unaudited	Verizon (1)	Adjustments (2)	Combined

Operating Revenues	$97,096	$9,156	$106,252

Operating Expenses
Cost of services and sales	$38,801	$2,497	$41,298
Selling, general & administrative expense	25,723	3,210	28,933
Depreciation and amortization expense	14,505	1,155	15,660

Total Operating Expenses	79,029	6,862	85,891

Operating Income	$18,067	$2,294	$20,361

For the Year Ended December 31, 2008 by Quarter

				(dollars in millions)

	2008 (2)
Unaudited	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Annual

Operating Revenues	$25,752	$26,366	$27,099	$27,035	$106,252

Y/Y % Change	6.1	5.3	5.8	5.2	5.6

Operating Expenses
Cost of services and sales	$10,006	$10,068	$10,676	$10,548	$41,298
Selling, general & administrative expense	6,992	7,265	7,409	7,267	28,933
Depreciation and amortization expense	3,811	3,872	3,941	4,036	15,660

Total Operating Expenses	20,809	21,205	22,026	21,851	85,891

Operating Income	$4,943	$5,161	$5,073	$5,184	$20,361
Y/Y % Change	15.8	12.1	6.8	10.5	11.2

(1)	Selected financial results before special items. See www.verizon.com/investor for a reconciliation of these non-GAAP measures.

(2)	The unaudited pro forma information contains the actual combined operating results of Verizon and Alltel Corporation (Alltel), with the results as of January 1, 2008 adjusted to include the pro forma impact of the elimination of transactions between Verizon and Alltel; conforming adjustments consisting primarily of reclassifications between service revenue and equipment and other revenue, as well as between cost of service and selling, general and administrative expenses to conform with Verizon’s classification of these items in its statement of income; the elimination of management fees paid by Alltel to its former owners for ongoing consulting and management advisory services; and the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation.

Verizon Communications Inc.

Other Reconciliations –

Wireless Pro Forma Selected Financial Results

For the Year Ended December 31, 2008

		(dollars in millions)

	Historical	Pro Forma
Unaudited	Verizon Wireless	Adjustments (1)	Combined

Revenues
Service revenues	$42,635	$7,082	$49,717
Equipment and other	6,697	2,158	8,855

Total Revenues	49,332	9,240	58,572

Operating Expenses
Cost of services and sales	$15,660	$2,581	$18,241
Selling, general & administrative expense	14,273	3,210	17,483
Depreciation and amortization expense	5,405	1,155	6,560

Total Operating Expenses	35,338	6,946	42,284

Operating Income	$13,994	$2,294	$16,288

For the Year Ended December 31, 2008 by Quarter

				(dollars in millions)

	2008 (1)
Unaudited	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Annual

Revenues
Service revenues	$11,828	$12,242	$12,750	$12,897	$49,717
Equipment and other	2,043	2,140	2,316	2,356	8,855

Total Revenues	13,871	14,382	15,066	15,253	58,572

Y/Y % Change	12.9	11.4	12.1	12.3	12.2

Operating Expenses
Cost of services and sales	$4,221	$4,375	$4,832	$4,813	$18,241
Selling, general & administrative expense	4,284	4,354	4,528	4,317	17,483
Depreciation and amortization expense	1,588	1,612	1,655	1,705	6,560

Total Operating Expenses	10,093	10,341	11,015	10,835	42,284

Operating Income	$3,778	$4,041	$4,051	$4,418	$16,288
Y/Y % Change	20.3	16.1	14.3	29.9	20.1

(1)	The unaudited pro forma information contains the actual combined operating results of Verizon Wireless and Alltel Corporation (Alltel), with the results as of January 1, 2008 adjusted to include the pro forma impact of the elimination of transactions between Verizon Wireless and Alltel; conforming adjustments consisting primarily of reclassifications between service revenue and equipment and other revenue, as well as between cost of service and selling, general and administrative expenses to conform with Verizon Wireless’ classification of these items in its statement of income; the elimination of management fees paid by Alltel to its former owners for ongoing consulting and management advisory services; and the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation.